UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2008

OLD NATIONAL BANCORP
(Exact name of Registrant as specified in its charter)
Indiana (State or other jurisdiction of incorporation)	001-15817 (Commission File Number)	35-1539838 (IRS Employer Identification No.)

One Main Street
Evansville, Indiana 47708
(Address of Principal Executive Offices, including Zip Code)

(812) 464-1294
(Registrant's Telephone Number, Including Area Code)
________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

__ Written communications pursuant to Rule 425 under the Securities Act

__ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

__ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

__ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2008, the Board of Directors ("Board") of Old National Bancorp (the "Company") elected Linda White to its Board of Directors. Ms. White will serve on the Community and Social Responsibility Committee of the Board and may be assigned to an additional committee of the Board in January 2009. Other than transactions involving indebtedness, Ms. White has no relationships or transactions with the Company which are required to be disclosed pursuant to Item 404(a) of Regulation S-K. The transactions involving indebtedness were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

Ms. White will be compensated for her service on the Board of Directors of the Company and any committee of the Board on which she serves in accordance with the Company's compensation arrangements for all outside directors. Outside directors of the Company are paid an annual retainer of $35,000 for serving as directors. Of this amount, directors receive $20,000 in cash and $15,000 in the form of Company stock. The retainer is paid in two equal installments in May and November. Board committee members (other than Audit Committee members) are paid $1,000 for each committee meeting attended, and Audit Committee members are paid $1,500 for each Audit Committee meeting attended. Committee fees are paid quarterly in the month following the end of the quarter, except fees for the last quarter of the year, which are paid in December.

In addition, Ms. White will be eligible to participate in a nonqualified deferred compensation plan, known as the "Directors Deferred Compensation Plan," for the Company's non-employee directors. A director may defer 25%, 50%, 75%, or 100% of his or her cash compensation pursuant to this plan. The Company credits a director's plan account with earnings based on the hypothetical earnings of an investment fund consisting of Company stock, the return on a recognized market index selected by the Compensation and Management Development Committee of the Board, or a combination of the two, as elected by the director.

A copy of a press release issued on November 18, 2008 announcing the election of Ms. White to the Company's Board of Directors is attached hereto as Exhibit 99.1.

Item 7.01. Regulation FD Disclosure.

The Company recently discovered a check fraud scheme conducted by a commercial customer ("Customer") of Old National Bank, a subsidiary of the Company. The Company is investigating this matter to determine whether there is any exposure to the Company, which could be up to approximately $6 million. A court-appointed receiver for the Customer is also evaluating its business and the Customer's capacity to compensate Old National Bank for its damages.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.
Exhibit No.	Description
99.1	Old National Bancorp Press Release dated November 18, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Old National Bancorp
(Registrant)

Date: November 18, 2008

By: /s/ Jeffrey L. Knight
 Jeffrey L. Knight
Executive Vice President, Chief Legal Counsel and
Corporate Secretary